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                                                                    Exhibit 18.1

March 23, 2001



Corn Products International, Inc.
6500 South Archer Avenue
Bedford Park, Illinois  60501-1933

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Corn Products International, Inc. and its subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and have reported thereon under date of January 19, 2001. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 2000. As stated in Note 3 to those financial statements, the Company changed its method of accounting for inventory costing in the United States from the last in-first out (LIFO) to the first in-first out (FIFO) method, and states that the newly adopted accounting principle is preferable in the circumstances because it conforms the inventory valuation method in the US operations to the method used for all the Company's other operations. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


Very truly yours,

/s/ KPMG LLP